                                                                   EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Success Bancshares, Inc. on Form S-8 pertaining to the Success Bancshares, Inc. Employee Stock Ownership Plan and Trust, the Executive Officer Stock Agreements, and the 1995 Employee Stock Option Plan of our report dated February 16, 1997 (except for Note 19 for which the date is July 23, 1997) on the audit of the consolidated financial statements of Success Bancshares, Inc. as of December 31, 1996 and 1995, and for the two years then ended which are included in Registration Statement/Prospectus dated September 19, 1997, filed pursuant to Rule 424(b) under the Securities Act.








Schaumburg, Illinois
December 17, 1997




                                               McGladrey & Pullen, LLP